Exhibit 99.1 - Press Release Dated January 9, 2007

First South Bancorp, Inc.                          FOR IMMEDIATE RELEASE
                                                   ---------------------
Press Release                                      For More Information Contact:
January 9, 2007                                    Bill Wall or Tom Vann
                                                   (252)946-4178
                                                   Website: www.firstsouthnc.com

          FIRST SOUTH BANCORP, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

Washington,  North  Carolina - First South  Bancorp,  Inc.  (Nasdaq:  FSBK) (the
"Company"), the parent holding company of First South Bank (the "Bank"), headquartered in Washington, North Carolina, reports that it's previously announced stock repurchase program expired on January 8, 2007. The Company purchased 24,481 shares of the 319,022 shares previously approved under that plan at an average price of $35.37 per share.

Simultaneously, the Company announces it has adopted a new program to repurchase up to 5% shares of its common stock, representing approximately 494,370 of the current outstanding shares. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares that may be repurchased by the Company.

Bill Wall, Chief Financial Officer of the Company, stated "The Board of Directors has authorized this repurchase program and share purchases will be made over a period of not greater than twelve months. During this twelve-month period, the Company may purchase shares of its common stock at certain times and price levels that are satisfactory to the Company. The repurchase program will be effected through open market purchases, unsolicited negotiated transactions, or in such other manner as will comply with applicable law. Repurchased shares will be held as treasury stock and will be used for general corporate purposes, including the future exercise of stock options."

First South Bank has been serving the citizens of eastern North Carolina since 1902 and offers a variety of financial products and services, including a Leasing Company and securities brokerage services through an affiliation with a broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 26 branch offices and a loan production located throughout central, eastern, northeastern and southeastern North Carolina.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

(NASDAQ: FSBK)